Exhibit 99.1
tw telecom Reports Third Quarter 2013 Results

Delivers 6.6% Year over Year Revenue Growth with Continued Investing in Growth Initiatives
Announces Accelerated Market Expansion to Extend its Metro and Regional Fiber Network
Completes $328 million of Share Repurchases Year to Date through October 31

LITTLETON, Colo. - November 6, 2013 - tw telecom inc. (NASDAQ: TWTC), a leading national provider of managed services, including Business Ethernet, converged and IP VPN solutions to enterprises across the U.S. and to their global locations, today announced its third quarter 2013 financial results, including $393.2 million of revenue, $9.4 million net loss, $138.5 million of Modified EBITDA1 (“M-EBITDA”), $123.9 million of net cash provided by operating activities and $16.3 million of levered free cash flow3. Excluding debt extinguishment and executive retirement costs, net income was $16.8 million for the quarter.8

“We achieved strong financial and operational execution, as we grew revenue, delivered healthy margins and generated ongoing cash flow and invested in growth initiatives, launched new products and executed on our share repurchase plan,” said Larissa Herda, tw telecom’s Chairman, CEO and President. “We have a comprehensive, balanced approach to win market share and we believe our targeted initiatives, including a new market expansion announced today to enter five new markets and accelerate the expansion of over a third of our existing markets, will increase our sales momentum and the trajectory of our revenue growth.”

Highlights for the Third Quarter 2013

•	Grew total revenue 1.0% sequentially and 6.6% year over year

•	Grew enterprise revenue 1.9% sequentially and 8.5% year over year, and grew data and Internet revenue 3.0% sequentially and 14.1% year over year

•	Completed a successful offering of $800 million of Senior Notes, retired 95% of 8% Senior Notes and fully settled the Company’s convertible debt

•	Delivered M-EBITDA of $138.5 million, representing a 35.2% M-EBITDA margin[1]

•	Delivered $123.9 million of net cash provided by operating activities and $16.3 million of levered free cash flow, representing 4.1% of revenue

•	Executed $106.6 million of share repurchases, including $34.0 million under the $500 million plan announced in August
Subsequent Events

•	Announced an accelerated market expansion on November 6th

•	Completed $16 million of share repurchases in October, for a total of $50 million, or 10% year to date through October 31, of the Company’s $500 million share repurchase plan

Business Trends

     “We delivered strong comprehensive results, ongoing effective balance sheet optimization and continued progress on our growth initiatives,” said Mark Peters, tw telecom’s Executive Vice President and Chief Financial Officer. “Because of our ongoing cash flow generation and strong liquidity, we have the ability with our capital allocation plan to invest in growth initiatives such as our new market expansion, further invest in our success-based capital and execute on our $500 million share repurchase plan, as we continue to maintain our balance sheet flexibility.”

Market Expansion

Today the Company separately announced an accelerated market expansion to extend its metro fiber footprint into five new high demand markets and accelerate the density of its metro-fiber footprint in 27 existing markets. “Expanding our fiber infrastructure will allow us to build on our nationwide network by increasing our addressable market, extending our regional connectivity, and strengthening key corridors of commerce for our existing operations,” said John Blount, Chief Operating Officer. “By accelerating the expansion of our existing markets using our established operational teams and infrastructure, as well as entering new cities where our customers already have networking needs, this expansion gives us quick access to current demand and an accelerated path to greater revenue opportunities.”

As part of this expansion, the Company entered into several agreements for metro and regional fiber that it expects to recognize as a capital lease obligation of approximately $120 million in the fourth quarter of 2013, which will be paid over the initial 20-year lease term. In 2014, the Company plans additional capital investments to integrate and connect this expansion into its infrastructure as well as add sales, support and other operational personnel.

Operational Metrics

Revenue churn4 was 1.0% for the third quarter of 2013 up from 0.9% in the prior quarter and 0.8% in the same quarter last year. The increase in churn was the result of service disconnections from one large carrier. As a component of revenue churn, revenue lost from customers fully disconnecting service remained low at 0.2% for the third quarter of 2013, which is consistent with the prior quarter and the same quarter last year, and indicative of a loyal customer base, strong customer experience strategy and competitive product portfolio.

The Company had approximately 28,900 customers as of September 30, 2013. Customer churn4 was 0.8% for the third quarter of 2013 down from 0.9% in both the prior quarter and the same quarter last year. The Company ended the quarter with nearly 30,000 fiber route miles, of which approximately 23,000 were metro miles.

Capital Investments

Capital investments were $102.0 million for the third quarter of 2013 as compared to $101.0 million for the prior quarter and $83.9 million for the same period last year.  The year over year increase primarily reflects higher building entry and network capacity success-based spending and timing of projects, as well as an increase in investments to support the Company’s growth initiatives.

The Company expects capital investments for 2013 to be approximately $380 million, excluding its recently announced market expansion, with the majority to be tied to success-based investments. Additionally, the Company expects to record approximately $120 million in capital investments in the fourth quarter of 2013 related to capital leases for its accelerated market expansion.

Trends and Other

The Company’s bookings7, or sales, continued to grow in both the third quarter and for the first nine months of 2013 compared to the same periods last year, as the Company takes market share and sells more to existing customers, although not yet at a high enough rate to achieve the inflection point to accelerate its revenue growth rate. The Company continues with its growth initiatives, with the goal to increase sales and accelerate its overall revenue growth rate. These initiatives, which include both operating expense and capital investments, will temporarily impact M-EBITDA margin and cash flow until growth in recurring revenue absorbs the increased costs and investments.

The Company continues to expect business fluctuations to impact sequential trends in revenue, margins and cash flow. This includes the timing, as well as any seasonality of sales and installations5, usage, rate changes, disputes, settlements, repricing for contract renewals and fluctuations in revenue churn, expenses, capital expenditures and taxes and fees.

Balance Sheet Activities

On July 3, 2013, the remaining $196.5 million outstanding principal amount of the convertible debt was retired for approximately $296.9 million in cash.

On August 26, 2013, the Company completed a private offering of $450 million principal amount of 5.375% Senior Notes due 2022 at an offering price of 96.250% of the principal amount and a private offering of $350 million principal amount of 6.375% Senior Notes due 2023 at an offering price of 100% of the principal amount. The net proceeds from the offerings were used to fund the repurchase of $406.5 million principal amount of the Company’s $430 million principal amount 8% Senior Notes due 2018 that were tendered for $438.7 million plus accrued and unpaid interest in a concurrent cash tender offer and for general corporate purposes.

The Company executed share repurchases of $106.6 million for the quarter and $312.0 million year to date through September. Through October, the Company executed $50 million year to date of its $500 million share repurchase plan.

Intercarrier Compensation

Intercarrier compensation revenue represented 2% of total revenue as of the third quarter 2013. Under a 2011 FCC Order, intercarrier compensation rates are declining over a six-year period that began in July 2012, with the latest rate step down occurring in July 2013. As a result, the Company expects that this rate decrease will have a $2 million revenue impact in the second half of this year, of which approximately $1 million occurred in the third quarter 2013.

Year over Year Results - Third Quarter 2013 compared to Third Quarter 2012

Revenue for the third quarter of 2013 was $393.2 million compared to $368.9 million for the third quarter last year, representing a year over year increase of $24.3 million, or 6.6%. Revenue grew primarily due to ongoing enterprise revenue growth. Key changes in revenue included:

•	$25.0 million increase in revenue from enterprise customers, or 8.5% year over year, driven primarily by data and Internet services

•	$0.5 million decrease in revenue from carriers, primarily due to higher churn and repricing for contract renewals in network services, largely offset by growth in Ethernet services

•	$0.2 million decrease in intercarrier compensation revenue primarily reflecting the impact of a mandatory FCC rate reduction in July 2013, offset by an increase in minutes of use

By product line, the percentage change in revenue year over year was as follows:

•
14.1% increase for data and Internet services, primarily driven by an increase in strategic Ethernet and VPN based products and other services, partially offset by churn and repricing. Data and Internet revenue represents 55% of total revenue for the quarter compared to 51% a year ago

•
3.1% increase in voice services, primarily from converged and other voice solutions and certain taxes and fees, partially offset by churn. Voice services revenue represented 24% of total revenue for the quarter compared to 25% a year ago

•
6.4% decrease in network services, primarily reflecting the net impact of churn and repricing for contract renewals, largely from carrier customers. Network services revenue represents 19% of total revenue for the quarter compared to 22% a year ago

Operating Costs

Operating costs for the third quarter of 2013 increased year over year, which primarily included increases in network access costs as a result of revenue growth, and an increase in employees and related costs, net of capitalized expenses, and network maintenance costs in support of both ongoing growth and the Company’s growth initiatives, partially offset by franchise fee settlements. Operating costs as a percentage of revenue were 41.8% for the quarter compared to 42.3% for the same period last year. Modified gross margin6 as a percentage of revenue was 58.4% in the third quarter compared to 57.8% in the same period last year.

The Company utilizes a fully burdened modified gross margin, including network costs, and personnel costs for customer care, provisioning, network maintenance, technical field and network operations, excluding non-cash stock-based compensation expense, net of costs capitalized for labor and overhead on capital projects.

Selling, General and Administrative Costs (“SG&A”)

SG&A costs increased year over year, primarily as a result of higher employee-related costs, including commissions, expansion of sales and sales support personnel largely to support ongoing growth and the Company’s growth initiatives, non-cash stock-based compensation and annual merit-based salary increases, as well as an increase in other administrative costs. SG&A costs in the third quarter included $5.3 million of executive retirement costs, of which $4.3 million is non-cash stock-based compensation expense. SG&A costs as a percentage of revenue increased to 26.3% for the quarter from 22.6% for the same period last year, reflecting the higher employee costs described above.

Net Income (Loss)

The Company recorded a net loss of $9.4 million for the third quarter of 2013 compared to net income of $21.0 million from the same period last year, reflecting the impact of debt extinguishment costs of $38.9 million from the refinancing, executive retirement costs of $5.3 million and higher depreciation expense resulting from net asset additions, offset by lower income tax expense. Excluding debt extinguishment and executive retirement costs, net income was $16.8 million for the quarter.

Net loss per share was $0.07 for the third quarter as compared to basic earnings per share of $0.14 for the same period last year. Excluding debt extinguishment and executive retirement costs, net of the related tax impacts, basic earnings per share were $0.12 for the quarter.

M-EBITDA and Margins

M-EBITDA was $138.5 million for the third quarter of 2013, an increase of 1.4% from the same period last year, primarily as a result of revenue growth that was largely offset by costs associated with both ongoing growth and the Company’s growth initiatives.

M-EBITDA margin for the quarter was 35.2% as compared to 37.0% for the same period last year, largely due to spending for growth initiatives in advance of expected future revenue growth. The vast majority of the decline in margin this quarter as compared to the same quarter last year was due to costs associated with growth initiatives that impact both operating and SG&A costs and the balance reflects higher access costs from growing multi-location customer demand both in and outside of the Company’s markets. Additionally, M-EBITDA in the third quarter of 2013 was impacted by $1.0 million for executive retirement costs.

Sequential Results - Third Quarter 2013 compared to Second Quarter 2013

Revenue for the third quarter of 2013 was $393.2 million, as compared to $389.5 million for the second quarter of 2013, an increase of $3.7 million, or 1.0%, representing the 36th consecutive quarter of sequential growth. Revenue grew primarily due to ongoing enterprise growth. Key changes in revenue included:

•	$5.8 million increase in enterprise revenue, driven primarily by data and Internet services

•
$1.1 million decrease in carrier revenue, primarily due to the impact of a disconnection from one carrier of $1.1 million, as well as other churn and repricing for contract renewals, offset by growth in Ethernet services

•	$1.0 million decrease in intercarrier compensation revenue, primarily reflecting the impact of a mandatory FCC rate reduction in July 2013

By product line, the percentage change in revenue sequentially was as follows:

•
3.0% increase for data and Internet services, primarily driven by an increase in strategic Ethernet and VPN-based products and other services, partially offset by churn, repricing and lower settlement and other revenue

•	0.9% increase in voice services, primarily reflecting an increase in converged solutions, partially offset by churn

•	3.0% decrease in network services, primarily reflecting the impact of higher churn, largely from one carrier, and repricing for contract renewals

Operating Costs

Operating costs were relatively unchanged sequentially, reflecting higher network access costs as a result of revenue growth, which were offset by franchise fee settlements. Operating costs were 41.8% of revenue for the third quarter and 42.1% for the second quarter. Modified gross margin for the third quarter as a percentage of revenue was 58.4% compared to 58.0% in the second quarter.

Selling, General and Administrative Costs

SG&A costs increased sequentially primarily reflecting higher employee-related costs, including growth initiatives, commissions and non-cash stock-based compensation. SG&A costs in the third quarter included $5.3 million of executive retirement costs, of which $4.3 million is non-cash stock-based compensation expense. SG&A was 26.3% of revenue for the third quarter and 24.8% for the second quarter.

Net Income (Loss)

The Company recorded a net loss of $9.4 million for the third quarter, compared to net income of $17.3 million in the second quarter, primarily reflecting the impact of debt extinguishment costs of $38.9 million from the refinancing, executive retirement costs of $5.3 million and higher depreciation expense resulting from net asset additions, somewhat offset by a reduction in income tax expense. Excluding debt extinguishment and executive retirement costs, net income was $16.8 million for the quarter.

Net loss per share was $0.07 for the third quarter compared to basic earnings per share of $0.12 in the second quarter. Excluding debt extinguishment and executive retirement costs, net of the related tax impacts, basic earnings per share were $0.12 for the quarter.

M-EBITDA and Margins

M-EBITDA was $138.5 million for the third quarter, an increase of 0.9% from the second quarter primarily as a result of revenue growth and franchise fee settlements, which was largely offset by increased employee costs due to both ongoing growth and the Company’s growth initiatives. Additionally, M-EBITDA in the third quarter of 2013 was impacted by $1.0 million of executive retirement costs.  M-EBITDA margin was 35.2% for the third quarter compared to 35.3% for the second quarter.

tw telecom plans to conduct a webcast conference call to discuss its earnings results on November 7, 2013 at 9:00 a.m. MST (11:00 a.m. EST). To access the webcast and the financial and other information to be discussed in the webcast, visit www.twtelecom.com under “Investors.”

Investor Relations:                    Media Relations:
Carole Curtin 303 566-1000                Bob Meldrum 303 566-1354
carole.curtin@twtelecom.com                bob.meldrum@twtelecom.com

(1) Modified EBITDA (or “M-EBITDA”) is defined as net income or loss before depreciation, amortization, accretion, impairment charges and other income and losses, interest expense, debt extinguishment costs, interest income, income tax expense or benefit, cumulative effect of change in accounting principle, and non-cash stock-based compensation expense. The Company defines Modified EBITDA margin as M-EBITDA divided by total revenue.
(2) Unlevered free cash flow is defined as Modified EBITDA less capital expenditures, which is reconciled to Net Cash provided by (used in) operating activities in the supplemental information posted on the Company’s website.
(3) Levered free cash flow is defined as Modified EBITDA less capital expenditures and net interest expense from operations (excluding debt extinguishment costs, non-cash interest expense and deferred debt costs), which is reconciled to Net Cash provided by (used in) operating activities in the supplemental information posted on the Company’s website.
(4) Revenue churn is defined for the period as average lost recurring monthly billing from a customer’s partial or complete disconnection of services (excluding repricing impacts and usage) compared to reported revenue. Customer churn is defined for the period as average monthly customer turnover compared to the average monthly customer count.
(5) Installations reflect services from signed customer sales that are installed and recognized as revenue from the date of installation.
(6) The Company defines modified gross margin as total revenue less operating costs excluding non-cash stock-based compensation expense.
(7) Bookings, or sales, are defined as signed customer contracts. The timing of when these sales are installed and recognized into revenue varies based on the underlying contract.
(8) Net Income and Basic and Diluted EPS excluding debt extinguishment and executive retirement costs, net of tax impacts are Non GAAP measures and are reconciled in the supplemental earnings materials to the most comparable GAAP measure.

Financial Measures
The Company provides financial measures using U.S. generally accepted accounting principles (“GAAP”) as well as adjustments to GAAP measures to describe its business trends, including Modified EBITDA. Management believes that its definition of Modified EBITDA (see above) is a standard measure of operating performance and liquidity that is commonly reported and widely used by analysts, investors, and other interested parties in the telecommunications industry because it eliminates many differences in financial, capitalization, and tax structures, as well as non-cash and non-operating income or charges to earnings. Modified EBITDA is not intended to replace operating income (loss), net income (loss), cash flow, and other measures of financial performance and liquidity reported in accordance with GAAP. Management uses Modified EBITDA internally to assess on-going operations and it is the basis for various financial covenants contained in the Company’s debt agreements and for operating performance and liquidity. Modified EBITDA is reconciled to Net Income (Loss), the most comparable GAAP measure for operating performance within the Consolidated Operations Highlights and in the supplemental information posted on the Company’s website. Modified EBITDA, as a measure of liquidity, is also reconciled to Net Cash provided by operating activities on the Company’s website.

In addition, management uses unlevered and levered free cash flow, which measure the ability of M-EBITDA to cover capital expenditures. The Company uses these cash flow definitions to eliminate certain non-cash costs. Levered and unlevered free cash flow are reconciled to Net Cash provided by operating activities and also to Modified EBITDA in the supplemental information posted on the Company’s website. The Company also provides an adjustment to the measure gross margin by eliminating the impact of non-cash stock-based compensation expense. Management uses modified gross margin internally to assess on-going operations. Modified gross margin is reconciled to gross margin in the financial tables. The Company also provides Net Income and Basic and Diluted EPS excluding debt extinguishment and executive retirement costs, which management believes is useful to analysts and investors to enhance comparability to prior periods and help identify operating trends. The supplemental information posted to the Company’s website reconciles net income and Basic and Diluted EPS excluding debt extinguishment and executive retirement costs to the most comparable GAAP measure.

Forward Looking Statements
The statements in this press release and related conference call concerning the outlook for 2013 and beyond, including statements regarding product and platform plans, growth prospects, market opportunities, market expansion, sales growth, cash flow and cash balances, growth initiatives, sales force, customer opportunities, network capabilities, sales and installations timing, demand, revenue growth, margins, expense trends, service disconnections, business trends and fluctuations, future share repurchases and expected capital expenditures are forward-looking statements that reflect management’s views with respect to future events and financial performance. These statements are based on management’s current expectations and are subject to risks and uncertainties. Important factors that could cause actual results to differ materially from those in the forward looking statements include the risks disclosed in the Company's SEC filings, especially the section entitled "Risk Factors" in its 2012 Annual Report on Form 10-K and in “Risk Factors” and elsewhere in its subsequent quarterly reports on Form 10-Q and its quarterly report on Form 10-Q for the quarter ended September 30, 2013 to be filed shortly hereafter. tw telecom undertakes no obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About tw telecom
tw telecom, headquartered in Littleton, Colo., is a leading national provider of managed services, including Business Ethernet, converged and IP VPN solutions for enterprises throughout the U.S. and globally. tw telecom also delivers secure, scalable private connections for transport data networking, Internet access, voice, VPN, VoIP and security to large organizations and communications services companies. Employing a resilient fiber network infrastructure, robust product portfolio and its own Intelligent Network capabilities, tw telecom delivers customers overall economic value, an industry-leading quality service experience, and improved business productivity. Please visit www.twtelecom.com for more information.

 tw telecom inc.
Consolidated Operations Highlights
(Dollars in thousands)
Unaudited (1)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2013	2012	Growth %	2013	2012	Growth %
Revenue
Data and Internet services	$215,876	$189,164	14.1%	$627,592	$548,495	14.4%
Voice services	93,913	91,052	3.1%	279,348	271,681	2.8%
Network services	76,100	81,261	-6.4%	233,450	249,074	-6.3%
Service Revenue	385,889	361,477	6.8%	1,140,390	1,069,250	6.7%
Intercarrier compensation	7,301	7,457	-2.1%	23,492	23,112	1.6%
Total Revenue	393,190	368,934	6.6%	1,163,882	1,092,362	6.5%
Expenses
Operating costs	164,254	156,195		489,467	458,374
Gross Margin	228,936	212,739		674,415	633,988
Selling, general and administrative costs	103,438	83,341		293,438	254,011
Depreciation, amortization and accretion	78,566	70,726		228,613	209,589
Operating Income	46,932	58,672	-20.0%	152,364	170,388	-10.6%
Interest expense	(20,270)	(15,495)		(62,303)	(46,551)
Non-cash interest expense and deferred debt costs	(1,255)	(6,330)		(9,106)	(18,715)
Debt extinguishment costs	(38,915)	(77)		(39,314)	(77)
Interest income	98	84		548	281
Income (Loss) before income taxes	(13,410)	36,854	-136.4%	42,189	105,326	-59.9%
Income tax expense (benefit)	(3,976)	15,885		21,132	45,706
Net Income (Loss)	($9,434)	$20,969	-145.0%	$21,057	$59,620	-64.7%

SUPPLEMENTAL INFORMATION TO RECONCILE MODIFIED GROSS MARGIN AND MODIFIED EBITDA

Gross Margin	$228,936	$212,739		$674,415	$633,988
Add back non-cash stock-based compensation expense	528	473		1,656	1,428
Modified Gross Margin	229,464	213,212	7.6%	676,071	635,416	6.4%
Selling, general and administrative costs	103,438	83,341		293,438	254,011
Add back non-cash stock-based compensation expense	12,475	6,667		29,223	20,889
Modified EBITDA	138,501	136,538	1.4%	411,856	402,294	2.4%
Non-cash stock-based compensation expense	13,003	7,140		30,879	22,317
Depreciation, amortization and accretion	78,566	70,726		228,613	209,589
Net interest expense	20,172	15,411		61,755	46,270
Non-cash interest expense and deferred debt costs	1,255	6,330		9,106	18,715
Debt extinguishment costs	38,915	77		39,314	77
Income tax expense (benefit)	(3,976)	15,885		21,132	45,706
Net Income (Loss)	($9,434)	$20,969		$21,057	$59,620
Modified Gross Margin %	58.4%	57.8%		58.1%	58.2%
Modified EBITDA Margin %	35.2%	37.0%		35.4%	36.8%

Free Cash Flow
Modified EBITDA	$138,501	$136,538	1.4%	$411,856	$402,294	2.4%
Less: Capital Expenditures	102,037	83,900	21.6%	293,848	243,801	20.5%
Unlevered Free Cash Flow	36,464	52,638	-30.7%	118,008	158,493	-25.5%
Less: Net interest expense	20,172	15,411	30.9%	61,755	46,270	33.5%
Levered Free Cash Flow	$16,292	$37,227	-56.2%	$56,253	$112,223	-49.9%

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

tw telecom inc.
Consolidated Operations Highlights
(Dollars in thousands)
Unaudited (1)

	Three Months Ended
	Sept 30 2013	June 30 2013	Growth %
Revenue
Data and Internet services	$215,876	$209,634	3.0%
Voice services	93,913	93,080	0.9%
Network services	76,100	78,487	-3.0%
Service Revenue	385,889	381,201	1.2%
Intercarrier compensation	7,301	8,282	-11.8%
Total Revenue	393,190	389,483	1.0%
Expenses
Operating costs	164,254	164,131
Gross Margin	228,936	225,352
Selling, general and administrative costs	103,438	96,438
Depreciation, amortization and accretion	78,566	75,652
Operating Income	46,932	53,262	-11.9%
Interest expense	(20,270)	(20,487)
Non-cash interest expense and deferred debt costs	(1,255)	(1,057)
Debt extinguishment costs	(38,915)	(399)
Interest income	98	173
Income (Loss) before income taxes	(13,410)	31,492	-142.6%
Income tax expense (benefit)	(3,976)	14,145
Net Income (Loss)	($9,434)	$17,347	-154.4%

SUPPLEMENTAL INFORMATION TO RECONCILE MODIFIED GROSS MARGIN AND MODIFIED EBITDA

Gross Margin	$228,936	$225,352
Add back non-cash stock-based compensation expense	528	545
Modified Gross Margin	229,464	225,897	1.6%
Selling, general and administrative costs	103,438	96,438
Add back non-cash stock-based compensation expense	12,475	7,869
Modified EBITDA	138,501	137,328	0.9%
Non-cash stock-based compensation expense	13,003	8,414
Depreciation, amortization and accretion	78,566	75,652
Net interest expense	20,172	20,314
Non-cash interest expense and deferred debt costs	1,255	1,057
Debt extinguishment costs	38,915	399
Income tax expense (benefit)	(3,976)	14,145
Net Income (Loss)	($9,434)	$17,347
Modified Gross Margin %	58.4%	58.0%
Modified EBITDA Margin %	35.2%	35.3%

Free Cash Flow
Modified EBITDA	$138,501	$137,328	0.9%
Less: Capital Expenditures	102,037	100,958	1.1%
Unlevered Free Cash Flow	36,464	36,370	0.3%
Less: Net interest expense	20,172	20,314	-0.7%
Levered Free Cash Flow	$16,292	$16,056	1.5%

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

tw telecom inc.
Highlights of Results Per Share
Unaudited (1) (2)

	Three Months Ended
	Sept. 30 2013	Jun. 30 2013	Sept. 30 2012
Weighted Average Shares Outstanding (thousands)
Basic	142,920	147,071	147,973
Diluted (2)	142,920	148,342	150,359

Basic Income (Loss) per Common Share
Prior to impacts of debt extinguishment and retirement compensation costs	$0.12	$0.12	$0.14
Debt extinguishment and retirement compensation costs, net of tax effects	($0.19)	$—	$—
Total	($0.07)	$0.12	$0.14

Diluted Income (Loss) per Common Share
Prior to impacts of debt extinguishment and retirement compensation costs	$0.11	$0.11	$0.14
Debt extinguishment and retirement compensation costs, net of tax effects	($0.18)	$—	$—
Total	($0.07)	$0.11	$0.14

	As of
	Sept. 30 2013	Jun. 30 2013	Sept. 30 2012
Common shares (thousands)
Actual Shares Outstanding	144,463	147,618	151,271
Unvested Restricted Stock Units and Restricted Stock Awards (thousands)	4,003	4,199	4,598
Options (thousands)
Options Outstanding	1,256	1,762	5,065
Options Exercisable	1,112	1,606	4,369
Options Exercisable and In-the-Money	1,112	1,606	4,369

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

(2)
Stock options, restricted stock units/awards and convertible debt subject to conversion, are excluded from the computation of diluted weighted average shares outstanding if inclusion would be anti-dilutive. See the Company’s SEC filings for more details.

tw telecom inc.
Condensed Consolidated Balance Sheet Highlights
(Dollars in thousands)
Unaudited (1)

	Sept. 30 2013	Jun. 30 2013	Sept. 30 2012
ASSETS
Cash, equivalents, and short term investments	$569,521	$614,420	$459,397

Receivables	110,589	116,470	114,407
Less: allowance	(6,899)	(6,705)	(7,693)
Net receivables	103,690	109,765	106,714

Prepaid expenses and other current assets	25,199	28,817	19,475
Deferred income taxes	76,160	76,160	65,008
Total other current assets	101,359	104,977	84,483

Property, plant and equipment	4,495,600	4,421,375	4,186,321
Less: accumulated depreciation	(2,921,701)	(2,874,081)	(2,721,086)
Net property, plant and equipment	1,573,899	1,547,294	1,465,235

Deferred income taxes	81,718	77,582	123,063
Goodwill	412,694	412,694	412,694
Intangible assets, net of accumulated amortization	13,056	14,557	19,362
Other assets, net	45,368	33,897	22,736
Total other non-current assets	552,836	538,730	577,855

Total	$2,901,305	$2,915,186	$2,693,684

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$62,681	$61,321	$61,819
Deferred revenue	47,016	47,501	44,413
Accrued taxes, franchise and other fees	56,259	57,747	65,975
Accrued interest	27,480	19,408	7,653
Accrued payroll and benefits	48,554	47,174	40,840
Accrued carrier costs	16,330	24,327	23,988
Current portion of debt and lease obligations	7,954	203,902	369,404
Other current liabilities	35,148	37,571	29,227
Total current liabilities	301,422	498,951	643,319

Long-Term Debt and Capital Lease Obligations
2 3/8% convertible senior debentures, due 4/1/2026	—	196,497	373,743
Unamortized Discount	—	—	(11,168)
Net	—	196,497	362,575
Floating rate senior secured debt - Term Loan B, due 12/30/2016	—	—	464,250
8% senior unsecured notes, due 3/1/2018, net of unamortized discount	23,386	428,195	427,905
Floating rate senior secured debt - Term Loan B, due 4/17/2020, net of unamortized discount	516,270	517,477	—
5 3/8% senior unsecured notes, due 10/1/2022 issued Oct 2012	480,000	480,000	—
5 3/8% senior unsecured notes, due 10/1/2022 issued Aug 2013, net of unamortized discount	433,280	—	—
6 3/8% senior unsecured notes, due 9/1/2023	350,000	—	—
Capital lease obligations	27,835	23,536	17,917
Less: current portion	(7,954)	(203,902)	(369,404)
Total long-term debt and capital lease obligations	1,822,817	1,441,803	903,243

Long-Term Deferred Revenue	20,851	21,615	24,031
Other Long-Term Liabilities	44,577	44,203	36,840

Stockholders’ Equity	711,638	908,614	1,086,251

Total	$2,901,305	$2,915,186	$2,693,684

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

tw telecom inc.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
Unaudited (1)

	Three Months Ended
	Sept. 30, 2013	Jun. 30, 2013	Sept. 30, 2012
Cash flows from operating activities:
Net Income (Loss)	$(9,434)	$17,347	$20,969
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	78,566	75,652	70,726
Deferred income taxes	(4,186)	13,672	15,329
Stock-based compensation expense	13,003	8,414	7,140
Loss on debt extinguishment	38,916	399	77
Amortization of discount on debt and deferred debt costs	1,256	1,055	6,330
Changes in operating assets and liabilities:
Accounts receivable, net	6,075	(5,335)	(5,806)
Prepaid expenses and other current and noncurrent assets	(766)	(1,759)	1,226
Accounts payable	3,033	(1,155)	3,172
Accrued interest	8,255	(1,078)	(6,239)
Accrued payroll and benefits	1,483	13,457	165
Deferred revenue, current and noncurrent	(1,249)	(96)	(41)
Other current and noncurrent liabilities	(11,046)	4,387	(1,863)

Net cash provided by operating activities	123,906	124,960	111,185

Cash flows from investing activities:
Capital expenditures	(97,550)	(99,709)	(83,474)
Purchase of investments	(49,686)	(106,591)	(19,927)
Proceeds from sale of investments	90,250	91,051	20,828
Other investing activities, net	(2,090)	1,775	(1,178)
Net cash used in investing activities	(59,076)	(113,474)	(83,751)

Cash flows from financing activities:
Net proceeds (tax withholdings) from issuance of common stock upon exercise of stock options and vesting of restricted stock awards and units	6,340	26,401	4,307
Purchases of treasury stock	(108,701)	(142,683)	—
Excess tax benefits (shortfalls) from stock-based compensation	(251)	343	500
Proceeds from modification of debt, net of financing costs	—	49,684	—
Proceeds from issuance of debt, net of financing costs	766,155	—	—
Retirement of debt obligations	(735,630)	(256,289)	(101,518)
Payment of debt and capital lease obligations	(1,671)	(387)	(1,601)

Net cash used in financing activities	(73,758)	(322,931)	(98,312)

Decrease in cash and cash equivalents	(8,928)	(311,445)	(70,878)
Cash and cash equivalents at the beginning of the period	420,265	731,710	387,678
Cash and cash equivalents at the end of the period	$411,337	$420,265	$316,800

Supplemental disclosures cash, equivalents and short term investments
Cash and cash equivalents at the end of the period	$411,337	$420,265	$316,800
Short term investments	158,184	194,155	142,597
Total of cash, equivalents and short term investments	$569,521	$614,420	$459,397

Supplemental disclosures of cash flow information:
Cash paid for interest	$22,252	$21,909	$22,009
Cash paid for income taxes, net of refunds	$52	$4,537	$1,508
Cash paid for debt extinguishment costs	$32,193	$469	$—
Addition of capital lease obligation	$4,487	$1,249	$426

Supplemental information to reconcile capital expenditures:
Capital expenditures per cash flow statement	$97,550	$99,709	$83,474
Addition of capital lease obligation	4,487	1,249	426
Total capital expenditures	$102,037	$100,958	$83,900

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

tw telecom inc.
Selected Operating Statistics
Unaudited (1)

	Three Months Ended
	2012				2013
	Mar. 31	Jun. 30	Sept. 30	Dec. 31	Mar. 31	Jun. 30	Sept. 30
Operating Metrics:
Buildings (2)	15,905	16,367	16,919	17,948	18,466	19,082	19,648
Headcount
Total Headcount	3,059	3,089	3,087	3,147	3,191	3,287	3,327
Sales Associates	551	546	543	574	578	612	633
Customers
Total Customers	27,495	27,569	27,699	27,966	28,292	28,526	28,855

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

(2)	Reflects on-net buildings and ILEC Local Serving Offices (LSOs) directly served by the Company’s fiber network.